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Exhibit (a)(1)(iv)

Offer to Purchase for Cash

All Outstanding Class A Ordinary Shares

of

OpenTV Corp.

at

$1.55 Net Per Share

by

Kudelski Interactive Cayman, Ltd.

an indirect wholly owned subsidiary of

Kudelski SA

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, NOVEMBER 6, 2009, UNLESS THE OFFER IS EXTENDED.

        To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Other Nominees:

        We have been engaged by Kudelski Interactive Cayman, Ltd., an exempt company organized under the laws of the Cayman Islands (the "Purchaser") and an indirect wholly owned subsidiary of Kudelski SA, a public limited company organized under the laws of Switzerland ("Parent"), to act as Information Agent (the "Information Agent") in connection with the Purchaser's offer to purchase all outstanding Class A ordinary shares of no par value ("Shares") of OpenTV Corp., a company incorporated and registered under the laws of the British Virgin Islands (the "Company"), not owned by Parent or its wholly owned subsidiaries at a purchase price of $1.55 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 5, 2009 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and to forward to your clients are copies of the following documents:

  1.
  Offer to Purchase dated October 5, 2009.

  2.
  Letter of Transmittal, including a Substitute Form W-9 and Substitute Form W-8BEN, for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the expiration date of the Offer.

  4.
  A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  Instructions for Completing Substitute Form W-9 and Substitute Form W-8BEN providing information relating to U.S. federal income tax backup withholding.

  6.
  Return envelope addressed to the Depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 6, 2009, UNLESS THE OFFER IS EXTENDED.

        The Offer is subject to the satisfaction of certain conditions that are described in the Offer to Purchase.

        The Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other nominee or person (other than Credit Suisse Securities (USA) LLC, the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined under "The Offer—Section 3—Procedure for Tendering Shares" of the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedure for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "The Offer—Section 3—Procedure for Tendering Shares" of the Offer to Purchase.

        Questions and requests for assistance with respect to the Offer may be directed to us at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained (at the Purchaser's expense) from us.

Very truly yours,
MacKenzie Partners, Inc.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, CREDIT SUISSE SECURITIES (USA) LLC, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(iv)